Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Common Stock Dividend for First Quarter 2019

NEW YORK, January 2, 2019 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that it intends to continue paying monthly dividends on its shares of common stock at an annualized rate of $2.13 per share or $0.5325 per share on a quarterly basis. Dividends on the common stock will be paid on a monthly basis on the 15th day of each month (unless otherwise specified) to common stock holders of record on the applicable record date of such month.

Accordingly, GNL declared a dividend of $0.1775 per share payable on each of January 16, 2019, February 15, 2019 and March 15, 2019 to common stock holders of record at the close of business on January 14, 2019, February 8, 2019 and March 8, 2019, respectively.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510